Exhibit 10.1

NAIDICH WURMAN LLP

Attorneys at Law

111 Great Neck Road, Suite 214
Great Neck, New York 11021

Telephone (516) 498-2900
Facsimile (516) 466-3555

Richard S. Naidich	Bernard S. Feldman
Kenneth H. Wurman	Robert P. Johnson
____	Of Counsel
Judah A. Eisner

October 5, 2016

Via Email : ethannelsonesq@gmail.com

The Law Office of Ethan H. Nelson
4 Park Plaza, Suite 1025

Irvine, CA 92614

Attention: Ethan H. Nelson, Esq.

Re:	Asher Enterprises, Inc. v. Global Visions Holding Inc.,
Glen W. Carnes and John B. Jackson

Dear Mr. Nelson:

Pursuant to our various telephone conversations and in accordance with your most recent emails of today, I have attached a Settlement Agreement and Releases to be executed by your clients, Global Visions Holding Inc. (the "Company"), Glen W. Carnes ("Carnes") and John B. Jackson ("Jackson") individually which will resolve the disputes among the parties including the resolution of the pending Federal litigation.

It is my understanding, reinforced by your emails, that this Settlement Agreement in its present form is acceptable to your clients and will serve to resolve this matter once it is fully executed by all parties and the Settlement Sum of $100,000.00 is received by wire transfer into this firm's Trust Account as provided for in the Agreement.

Kindly have the Company and Carnes and Jackson execute the Agreement in the appropriate place and return it to our office via email, forwarding their original signatures under separate cover and simultaneously wire transfer the Settlement Sum to this office's Trust Account.

We will hold these funds in escrow pending receipt by you of a fully executed Agreement countersigned by our client Asher and forwarded by return email. I trust that this letter is satisfactory for your purposes and the purposes of your Investor. Should the Investor have any additional issues or questions, they are free to contact this office for clarification and verification.

I wish to take this opportunity to thank you for your efforts and assistance in bringing this matter to conclusion.

Kindly acknowledge receipt of this letter and Agreement which are being forwarded to you in PDF Format via email,

Very truly yours,

/s/ Bernard S. Feldman

Bernard S. Feldman

Of Counsel

BSF/amp

Enclosure

Cc: Asher Enterprises Inc.

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SETTLEMENT AGREEMENT AND RELEASES

THIS SETTLEMENT AGREEMENT (the "Agreement") is made and entered into October 5, 2016, by and among ASHER ENTERPRISES, INC. ("ASHER"), a Delaware corporation, having a principal place of business at 111 Great Neck Road, Suite 216, Great Neck, New York 11021, on one hand, and GLOBAL VISIONS HOLDING, INC. ("GLOBAL"), a Nevada corporation, having a principal place of business at 19200 Von Karman, Sixth Floor, Irvine, California 92612, GLEN W. CARNES ("CARNES"), residing at 8241 E. Skyview Drive, Orange, California 92869, and JOHN B. JACKSON ("JACKSON"), residing at 5445 Sunset Lane, Yorba Linda, California 92886 (collectively the "Global Parties"), on the other hand (ASHER, GLOBAL, CARNES and JACKSON) shall be collectively referred to herein as the "Settling Parties").

WHEREAS, on or about February 26, 2013, Global executed a convertible promissory note (the "February Note") in the amount of $50,000.00 in favor of Asher pursuant to a certain Securities Purchase Agreement (the "February SPA") which provided for, among other things, conversion rights in and to Global's common stock, which amount was paid in full by various conversions in the aggregate amount of $50,000.00 together with applicable interest; and

WHEREAS, on or about April 5, 2013, Global executed a convertible promissory note (the "April Note") in the amount of $42,500.00 in favor of Asher pursuant to a certain Securities Purchase Agreement (the "April SPA") which provided for, among other things, conversion rights in and to Global's common stock which Note has been partially reduced by conversions totaling $25,980.00, leaving an outstanding defaulted principal balance of $49,860.00; and

WHEREAS, on or about May 1, 2013, Global executed a convertible promissory note (the "May Note") in the amount of $63,000,00 in favor of Asher pursuant to a certain Securities Purchase Agreement (the "May SPA") which provided for, among other things, conversion rights in and to Asher's common stock, no part of which has been paid leaving an outstanding principal balance of $63,000.00; and

WHEREAS, on or about August 2, 2013, Global executed a convertible promissory note (the "August Note") in the amount of $30,000.00 in favor of Asher pursuant to a certain Securities Purchase Agreement (the "August SPA") which provided for, among other things, conversion rights in and to Asher's common stock, no part of which has been paid leaving an outstanding principal balance of $30,000.00; and

WHEREAS, on or about October 28, 2013, Global executed a convertible promissory note (the "October Note") in the amount of $18,500.00 in favor of Asher pursuant to a certain Securities Purchase Agreement (the "October SPA") which provided for, among other things, conversion rights in and to Asher's common stock, no part of which has been paid leaving an outstanding principal balance of $18,500.00; and

WHEREAS, on or about March 12, 2014, Global executed a convertible promissory note (the "March Note") in the amount of $53,000.00 in favor of Asher pursuant to a certain Securities Purchase Agreement (the "March SPA") which provided for, among other things, conversion rights in and to Asher's common stock, no part of which has been paid leaving an outstanding principal balance of $53,000.00; and

WHEREAS, Asher alleged that Global defaulted in its obligations under the April Note, May Note, August Note, October Note and March Note (collectively referred to as the "Notes") by (a) failing to deliver shares of common stock pursuant to Notices of Conversion; and/or (b) the maturity dates on these Notes have passed without payment to maintain a sufficient reserve of its shares of its common stock to permit the conversion of the principal of the Note to Global's common stock; and/or (c) failed to comply with the reporting requirements of the Securities Act; and

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WHEREAS, Asher has alleged that based upon fraudulent misrepresentations of Global, Carnes and Jackson, Asher was induced to advance one or more of these loans represented by the Notes; and

WHEREAS, based upon the foregoing, Asher served a notice of default upon Global on or about April 16, 2014; and

WHEREAS, Asher commenced an action entitled Asher Enterprises, Inc. v. Global Vision Holdings, Inc., Olen TY. Carnes and John B. Jackson, in the United States District Court for the; Eastern District of New York, Case No. CV-14 2679 (the "Action") for enforcement of the Notes; and

WHEREAS, Global failed to interpose an Answer and is presently in default under the Action and Carnes and Jackson interposed pro sc Answers in the Action denying the material allegations of the Complaint; and

WHEREAS, Asher and the Global Parties have elected to amicably resolve the Action without further litigation;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that the claims asserted in the Action are fully and finally settled upon the following terms and conditions:

1.         Settlement Amount. In full and final settlement of all claims asserted, or which could have been asserted in the Action, the Global Parties agreed to pay, and Asher agreed to accept, the aggregate sum of One Hundred Thousand Dollars ($100,000.00) (the "Settlement Amount"), which shall be paid to Asher simultaneously with the execution of this Agreement. The payment made hereunder shall be made by wire transfer forwarded pursuant to the following wire transfer instructions: Transit Routing #021000021, Account #582911660 Naidich Wurman LLP, IOLA, JPMorgan Chase Bank, Bellmore, New York 11710.

2.        Default. In the event that the Global Parties default in the timely payment of the Settlement Amount as provided for in Paragraph 1 of this Agreement, Asher shall be entitled to the entry of judgments against Global for the relief demanded in the causes of action contained in the Action, in the amount of $296,430.00. Global hereby acknowledges the validity of the obligation and further acknowledges that there does not exist any viable or sustainable defense to the causes of action in the Complaint. The causes of action contained in the Complaint filed in the action against Carnes and Jackson shall be severed and continued, and PowerUp shall have the absolute right to pursue those causes of action in the event of default of this Agreement.

3.        Dismissal of the Action.

Upon the execution of this Agreement and Asher's timely receipt of the Settlement Amount, the Action shall be dismissed, with prejudice, as against the Global Parties representing all of the Defendants in the Action. The Settling Parties agree to execute a Stipulation and Order of Dismissal which will be filed with the Court upon timely payment of the Settlement Amount by Asher as provided for in this Agreement.

4.         Return of Notes to Global.

Upon the execution of this Agreement, and Asher's receipt of the payment required by Paragraph 1, the Notes shall be deemed cancelled, and Asher shall return the. original of the Notes to Global, which shall be marked as "Paid".

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5.        Releases.

(a)	Asher's_ Release of the Global Parties. Upon the execution of this Agreement, and the receipt and clearance of the payment required by Paragraph 1 of this Agreement, Asher releases and discharges the Global Parties, and their officers, directors, employees, agents, successors, heirs, executors, administrators and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the Global Parties, that Asher, its officers, directors, employees, predecessor and successor companies, and parent or subsidiary companies, ever had or now have for, upon, or by reason of any matter or claim arising from the claims asserted in the Action, or the facts underlying such claims, whether known or unknown, except for claims arising from Global's failure to perform its obligations under this Settlement Agreement.

(b)	Global Parties' Release of Asher. Upon the full execution of this Agreement, the Global Parties release and discharge Asher, its officers, directors, employees, predecessor and successor companies, and parent or subsidiary companies from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against Asher, that the Global Parties, their officers, directors, employees, its officers, directors, employees, predecessor and successor companies, and parent or subsidiary companies, heirs, executors, administrators and assigns ever had or now have for, upon, or by reason of any matter or claim arising from the claims asserted in the Action, or the facts underlying these claims, including but not limited to any claims or debts for fees or expenses allegedly incurred in connection with the Action, whether known or unknown.

6.        Retention of Jurisdiction. The Settling Parties request that the Court in the Action shall retain jurisdiction to enforce this Agreement. The scope of the Court's continuing jurisdiction will expire on or before December 31, 2016. The Stipulation and Order of Dismissal filed pursuant to Paragraph 4 of this Agreement shall include the language contained in this paragraph.

7.        Confidentiality. Except as necessary to enforce the terms of this Agreement, the Settling Parties agree to keep the terms of this Agreement and the facts underlying same confidential, and to not discuss the terms of this Agreement and the facts underlying this action with any third parties. Nothing in this paragraph shall prevent any of the Settling Parties from discussing or disclosing the terms of this Agreement in any required public tiling with any federal or state agency, including the Securities and Exchange Commission, or from discussing or disclosing the terms of this Agreement with any tax preparer, accountant or legal counsel consulted by such party, or pursuant to any lawfully issued subpoena from a court or administrative agency.

8.        Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Settling Parties and supersedes and replaces all prior negotiations, proposed agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement supersedes and revokes all previous negotiations, arrangements, letters of intent, representations, whether oral or written, contracts and agreements between the Settling Parties, or their respective representatives, including but not limited to the Securities Purchase Agreement and the Note, or any other person purporting to represent the Settling Parties.

9.        Modifications. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

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10.        Notice. Any and all notices provided pursuant to this Agreement shall be in writing and delivered by nationally recognized overnight courier service, with a copy to counsel for the party being served, as set forth below:

(a) lf to Asher:

Asher Enterprises, Inc.

111 Great Neck Road, Suite 216

Great Neck, NY 11021

With a courtesy copy by overnight courier to Counsel for Asher:

Robert Johnson, Esq.

Naidich Wurman LLP

111 Great Neck Road, Suite 214

Great Neck, NY 11021

(b) If to Global

1920 Von Karman Avenue

Irvine, California 92612

(c) If to Carnes

8241 E. Skyview Drive

Orange, California 92869

(d) If to Jackson

5445 Sunset Lane

Yorba Linda, California 92886

With a courtesy copy by overnight courier to Counsel for the Global Parties

Ethan H. Nelson, Esq.

4 Park Plaza, Suite 1025

Irvine, California 92614

11.        No Admission of Liability. It is expressly understood and agreed, as a condition hereof, that neither this Agreement, nor an document referred to herein, nor the settlement set forth herein, nor any payment provided for herein, shall constitute or be construed to be an admission by any party of any fault, wrongdoing or liability whatsoever concerning the Action, or as evidencing or indicating in any degree an admission of the truth or correctness of the claims and allegations asserted by the parties in this Action, except as provided in Paragraph 2 of this Agreement.

12.        Specific Representations:

(a)	Asher represents and warrants that it has not sold, transferred or assigned the Notes, or any portion thereof, and is holder thereof, and has full authority to enter into this Agreement.

(b)	Global represents and warrants that it has nut sold, transferred or assigned the Notes, or any portion thereof, and is the acknowledged obligor and has the full authority to enter into this Agreement.

(c)	Jackson and Carnes represent and warrant that they have the full authority to enter into this Agreement.

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13.        General Representations. All parties acknowledge and represent that: (a) they have read this Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; (g) the consideration received by them has been actual and adequate; and (h) that they have the authority to enter into this Agreement.

14.         Severability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

15.        No Presumption Against Drafter. This Agreement shall be construed without regard to any presumptions against the party causing the same to be prepared.

16.        No Waiver. The failure to strictly enforce any or all of the terms of this Agreement by any party hereto shall not be construed as and shall not result in a waiver of any party's right to strictly enforce any and all of the terms and conditions of this Agreement, despite the prior failure to strictly enforce the terms and conditions of this Agreement.

17.        Governing Law. This Agreement shall be governed by and construed pursuant to the laws of the State of New York, without regard to its choice of law principles.

18.         Counterparts. This Settlement. Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronic signatures shall be deemed original signatures for the purposes of this Settlement Agreement.

19.        Disparaging Remarks. The Parties agree not to make, or otherwise disseminate in any way any, disparaging statements or information of any kind whatsoever, whether oral or written, about any other Party including, without limitation with respect to the business, financial condition, prospects, competence, integrity or ability of any other Party.

20.        Further Assurances. Each of the Parties agree to execute and deliver such other and further instruments and documents and to perform such other acts as may be reasonably necessary or appropriate to effectuate the terms and objectives of this Agreement.

21.        Remedies. All rights and remedies under this Agreement are cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity including, without limitation, injunctive relief and specific performance and no one of them shall be exclusive of any other.

ASHER ENTERPRISES, INC.		GLOBAL VISIONS HOLDING, INC.

By:	/s/ Curt Kramer	By:	/s/ Glen W. Carnes
	Name: Curt Kramer		Name: Glen W. Carnes
	Title: Chief Executive Officer		Title: Chief Executive Officer

/s/ Glen W. Carnes
Glen W. Carnes, Individually

/s/ John B. Jackson
John B. Jackson, Individually

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